EXHIBIT 10.1

2012 Bonus Plan

The Compensation Committee of the Board recommends to the Board a tiered payment cash bonus plan for the Company’s senior leadership team for fiscal year 2012 based on the following parameters (the “2012 Cash Bonus Plan”):

•                 The bonus for the year will be based 80% on the EBITDA target for the year and 20% on achievement of individual performance objectives.  Personal objectives-based bonuses are payable only if at least 85% of the EBITDA target is achieved for the year with the final eligible amount being proportional to the percent of EBITDA target achieved up to, but not exceeding 100%.

•                 The EBITDA portion of the bonus will be payable on a linear scale between 85% of the targeted EBITDA and 100%.  At 85% of the targeted EBITDA the bonus will be 0%.  The bonus will be calculated using the formula “[percent of achievement of EBITDA minus 85%] divided by 15” (e.g., if 86% of EBITDA earnings are achieved, then 6.7% of the bonus is earned; if 93% of EBITDA earnings are achieved, then 53.3% of the bonus is earned).

•                 If the Company achieves 100% of the targeted EBITDA earnings, then 100% of the bonus for financial results for the period would be payable.

•                 If the Company exceeds the targeted EBITDA earnings for the year, then the bonus for financial results would be payable at the like percentage (point for point) up to an additional 25% (30% for the executive management group) maximum, e.g., if EBITDA is 103% of the targeted budget, then 103% of available bonus for financial results would be payable.